Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VINCERA PHARMA, INC.

Vincera Pharma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on December 19, 2018 under the name LifeSci Acquisition Corp.

SECOND: This Amendment of the Second Amended and Restated Certificate of Incorporation of the Company as set forth below, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Company.

THIRD: Article I of the Second Amended and Restated Certificate of Incorporation as presently in effect is hereby amended to read in its entirety as follows:

“The name of the Corporation is Vincerx Pharma, Inc. (the “Corporation”).”

FOURTH: All other provisions of the Second Amended and Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its Chief Executive Officer this 7th day of January, 2021.

VINCERA PHARMA, INC.

By	/s/ Dr. Ahmed Hamdy
Dr. Ahmed Hamdy, Chief Executive Officer